Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

First Quarter 2013 Financial Results

and

Major Roll-Out of Vacuum Sealing

Product Line

FOR IMMEDIATE RELEASE

Monday, May 13, 2013

LAKE BARRINGTON, IL, May 13, 2013 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the first quarter of 2013 and also announced that, in April 2013, the Company commenced a major roll-out of its vacuum sealer product line.

Product Roll-Out

The Company announced that in late March 2013, the Company received orders for a significant placement of its branded vacuum sealing product line. The roll-out of this placement commenced in early April. As of March 31, 2013, the Company’s branded line of vacuum sealing machines, pouches and rolls was being offered for sale in approximately 2,700 retail outlets. John Schwan, Chief Executive Officer of the Company, stated that: “We expect that our branded vacuum sealing line of sealing machines, pouches and rolls will be offered in approximately 6,000 retail outlets, including several major chains, by mid-year.”

First Quarter Results

Consolidated net sales for the first quarter of 2013 were $13,345,000 compared to consolidated net sales of $13,807,000 for the first quarter of 2012. The Company earned net income of $130,000 or $0.04 per share (basic and diluted) for the first quarter of 2013 compared to net income of $389,000 or $0.12 per share (basic and diluted) for the first quarter of 2012.

“Sales for the first quarter 2013 were essentially even with sales for the first quarter last year, which was one of our strongest quarters ever” said Stephen Merrick, President and Chief Financial Officer. “We achieved these strong sales results even though our major roll-out of the vacuum sealing product line did not commence until the second quarter. While sales and margins were good in the first quarter, our bottom line was affected by (i) continued expenses related to the development and introduction of the vacuum sealing product line and (ii) a significant increase in interest expense.”

Key Factors and Trends

Revenues from the sale of our vacuum sealing line increased by 19% from $1,033,000 in the first quarter last year to $1,231,000 in the first quarter this year, and did not include revenues from the major roll-out which commenced in April.

Gross margins remained positive at 22.3% compared to a rate of 22.4% in the first quarter 2012.

Revenues from the sale of latex balloons increased by 8.6% from $2,754,000 in the first quarter 2012 to $2,992,000 in the first quarter 2013.

Foil balloon revenues for the first quarter this year were $6,782,000 compared to $6,951,000 for the first quarter 2012.

Sales of laminated film products declined from $1,661,000 in the first quarter 2012 to $1,188,000 in the first quarter this year.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	March 31, 2013	*December 31, 2012

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $23,000 and $22,000, respectively)	$447,932	$351,064
Accounts receivable, net	8,398,764	7,773,332
Inventories, net	15,823,912	15,813,276
Other current assets (VIE $114,000 and $108,000, respectively)	2,967,197	3,192,082
Total current assets	27,637,805	27,129,754

Property, plant and equipment, net	8,593,797	8,699,070
Other assets	1,909,996	1,918,319

Total Assets	$38,141,598	$37,747,143

Liabilities & Equity
Total current liabilities (VIE $140,000 and $198,000, respectively)	$16,090,896	$16,963,447
Long term debt, less current maturities	9,841,504	8,701,650
CTI Industries Corporation stockholders' equity	12,379,290	12,242,738
Noncontrolling interest	(170,092)	(160,692)

Total Liabilities & Equity	$38,141,598	$37,747,143

Condensed Consolidated Statements of Operations
	Three Months Ended March 31
	2013	2012
	(Unaudited)	(Unaudited)

Net sales	$13,344,766	$13,807,144
Cost of sales	10,370,749	10,712,073

Gross profit	2,974,017	3,095,071

Operating expenses	2,443,866	2,252,308

Income from operations.	530,151	842,763

Other (expense) income:
Net Interest expense	(467,975)	(180,987)
Other	144,524	2,225

Income before income taxes	206,700	664,001

Income tax expense	85,768	254,931

Net Income	120,932	409,070

Less: Net (loss) income attributable to noncontrolling interest	(9,400)	20,442

Net income attributable to CTI Industries Corporation	$130,332	$388,628

Income applicable to common shares	$130,332	$388,628

Other Comprehensive Income
Foreign currency adjustment	(30,400)	158,176
Comprehensive income	$99,932	$546,804

Basic income per common share	$0.04	$0.12

Diluted income per common share	$0.04	$0.12

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,248,646	3,204,506

Diluted	3,415,911	3,244,976

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.